Exhibit 99.1

HANDLEMAN COMPANY

Handleman Company Contacts: Thomas Braum, Sr. Vice President and CFO (248) 362-4400, Ext. 718	Media Relations: David Bassett (248) 855-6777, Ext. 132

Greg Mize, Vice President Investor Relations (248) 362-4400, Ext. 211	Fred Marx (248) 855-6777, Ext. 131

HANDLEMAN COMPANY REPORTS RESULTS

FOR FOURTH QUARTER AND FISCAL YEAR 2004

Troy, Michigan – June 8, 2004 – Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its fourth quarter and fiscal year ended May 1, 2004.

Revenues for the fiscal year ended May 1, 2004 (“fiscal 2004”) were $1.2 billion, compared to $1.3 billion for the fiscal year ended May 3, 2003 (“fiscal 2003”). Net income for fiscal 2004 was $38.8 million or $1.57 per diluted share, compared to $27.7 million or $1.06 per diluted share for fiscal 2003.

Revenues for the fourth quarter of this year were $297.2 million, compared to $261.2 million for the fourth quarter of last year. Net income for the fourth quarter of this year was $5.7 million or $.24 per diluted share, compared to $7.8 million or $.30 per diluted share for the fourth quarter of last year.

As previously announced, the Company completed the sale of Anchor Bay Entertainment, a wholly owned subsidiary, effective November 1, 2003. As a result of the sale of Anchor Bay Entertainment, all periods presented in this press release reflect the classification of Anchor Bay’s financial results as discontinued operations. Continuing operations consist of music category management and distribution operations in the United States, United Kingdom and Canada, as well as category management operations in Mexico, Argentina and Brazil.

Tables for the fourth quarter and 12-month periods comparing fiscal years 2004 to 2003 are included herein under the captions “Fiscal 2004” and “Fourth Quarter 2004” and reconcile GAAP net income and diluted earnings per share with pro forma net income and earnings per share for continuing operations. The Company believes that, because of the sale of Anchor Bay Entertainment, as well as impairment of subsidiary asset charges, this pro forma information provides a more meaningful basis for comparing continuing operations for the comparable fourth quarter and 12-month periods.

Fiscal 2004

	Fiscal 2004		Fiscal 2003
	Net Income*	EPS	Net Income*	EPS
GAAP net income and EPS	$38,781	$1.57	$27,671	$1.06
Income from discontinued operations, net of taxes	(1,849)	(.07)	(5,028)	(.19)

Income from continuing operations	36,932	1.50	22,643	.87
Impairment of subsidiary asset charges, net of taxes	—	—	17,434	.67

Income from continuing operations, excluding charges for impairment of subsidiary assets	$36,932	$1.50	$40,077	$1.54

*	Amounts in thousands.

Revenues from continuing operations for fiscal year 2004 were $1.2 billion, compared to $1.3 billion from continuing operations for fiscal 2003. The decline this year was primarily due to lower revenues in the Company’s U.S. operations which experienced:

•	fewer stores serviced, due to the closure of more than 300 Kmart stores in January 2003,

•	the loss of a regional mass merchant customer in May 2003, and

•	lower music retail sales in certain customers’ stores.

The absence of Madacy Entertainment, which was sold during the third quarter of fiscal 2003, also contributed to the year-over-year decrease in revenues. (In accordance with accounting guidelines Madacy could not be treated as a discontinued operation.) The year-over-year decrease in U.S. revenues was partially offset by higher revenues in the Company’s United Kingdom and Canadian operations.

The Company’s gross profit margin, as a percent of revenues, was 20.6% for fiscal 2004, compared to 20.5% for fiscal 2003. Selling, general and administrative (“SG&A”) expenses for fiscal 2004 were $195.3 million or 16.1% of revenues, compared to $201.3 million or 15.7% of revenues for fiscal 2003.

During fiscal 2004, the Company repurchased over 2.6 million shares of its common stock at an average price of $19.43 per share. As of May 1, 2004, the Company had repurchased 56% of the shares authorized by its Board under a 20% share repurchase program, leaving 2.2 million shares still available to repurchase under this authorization. As of May 1, 2004, the Company had 23,455,330 shares outstanding.

Fourth Quarter 2004

	Fourth Quarter Fiscal 2004		Fourth Quarter Fiscal 2003
	Net Income*	EPS	Net Income*	EPS
GAAP net income and EPS	$5,745	$.24	$7,838	$.30
(Income)/loss from discontinued operations, net of taxes	749.03		(2,113)	(.08)

Income from continuing operations	$6,494	$.27	$5,725	$.22

*	Amounts in thousands.

Revenues from continuing operations for the fourth quarter of fiscal 2004 were $297.2 million, compared to $261.2 million from continuing operations for the fourth quarter of last year. The increase in revenues during the fourth quarter this year occurred in each of the Company’s major markets: United States, United Kingdom and Canada. The increase was primarily due to higher overall music industry sales, particularly by mass merchant retailers, as well as increased sales to a current customer under a test program.

The Company’s gross profit margin, as a percentage of revenues, was 21.8% for the fourth quarter, compared to 21.1% for the fourth quarter of last year. SG&A expenses for the fourth quarter were $56.2 million or 18.9% of revenues, compared to $47.0 million or 18.0% of revenues for the same quarter of last year. The dollar increase this year was substantially due to costs associated with increased revenues, new customer initiatives and customer reconciliations.

Stephen Strome, the Company’s Chairman and CEO stated: “During fiscal 2004, the Company focused on growing and enhancing its core competency of music category management and distribution. During the year, the Company sold Anchor Bay Entertainment, the last of our proprietary product companies. The Company also undertook and continued programs directed at returning capital to our shareholders. These included initiating a quarterly cash dividend and repurchasing over $51 million of our common stock. At the end of the fiscal year the Company had no debt and its balance sheet remained strong. As we enter fiscal 2005, we look to grow our core music category management and distribution business, and continue returning capital to our shareholders through our stock repurchase and dividend programs.”

New Customer Initiatives Update

In October 2003, Handleman Company began a test with a current customer in the United States by providing additional services, including the category management and distribution of music products, to approximately 55 of their retail stores. The test period ended on April 30, 2004. Based on the results of the test, Handleman Company is currently working with the customer to determine where ongoing service and distribution opportunities might be targeted to grow the relationship. At this time, it is uncertain when the discussions will be completed regarding new opportunities with this retailer. Any new opportunities would be in addition to the services Handleman Company continues to provide under the existing customer relationship established prior to the test.

In addition, Handleman Company has recently begun a category management and distribution service test with another U.S.-based national retailer who is not a current customer. Handleman will provide category management and distribution of music products to a select number of its retail stores. This test is currently scheduled to run through the fall of 2004.

Outlook – Fiscal 2005

The Company expects music industry sales will continue to improve during its fiscal 2005, primarily as a result of stronger sales of new releases and continued efforts by the music industry to reduce piracy. As a result, the Company estimates that revenues and fully diluted earnings per share for its fiscal 2005, based on its current customer base, will improve in the low single digits, in percentage terms, from fiscal 2004 results from continuing operations.

Call Notice

Handleman Company will host a conference call to discuss fourth quarter and fiscal year 2004 financial and operating results on Wednesday, June 9, 2004 at 2:00 p.m. (Eastern Time). To participate in the conference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference call live via the Internet. The webcast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, June 11, 2004 at midnight by calling 800-642-1687 (PIN Number 7567016).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Mexico, Brazil and Argentina. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.

* * * * * * * * * *

Information in this press release contains forward-looking statements, which are not historical facts and involve risk and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements, including without limitation, conditions in the music industry, ability to enter into profitable agreements with customers in the new businesses described in this press release, securing funding or providing sufficient cash required to build and grow new businesses, customer requirements, continuation of satisfactory relationships with existing customers and suppliers, effects of electronic commerce, relationships with the Company’s lenders, pricing and competitive pressures, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

- Tables Follow -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	May 1, 2004 (13 weeks)	May 3, 2003 (13 weeks)	May 1, 2004 (52 weeks)	May 3, 2003 (53 weeks)
Revenues	$297,216	$261,190	$1,216,311	$1,279,582
Costs and expenses
Direct product costs	232,482	206,001	965,164	1,016,842
Selling, general and administrative expenses	56,162	46,987	195,264	201,347
Impairment of subsidiary assets	—	—	—	33,100
Interest income, net	(387)	(309)	(642)	(230)

Income from continuing operations before income taxes and minority interest	8,959	8,511	56,525	28,523
Income tax expense	(2,465)	(2,786)	(19,593)	(6,246)
Minority interest	—	—	—	366

Income from continuing operations	6,494	5,725	36,932	22,643
Income (loss) from discontinued operations, net of tax	(749)	2,113	1,849	5,028

Net income	$5,745	$7,838	$38,781	$27,671

Basic net income (loss) per share
- From continuing operations	$.27	$.22	$1.51	$.87
- From discontinued operations	(.03)	.08	.07	.19

Total basic net income per share	$.24	$.30	$1.58	$1.06

Diluted net income (loss) per share
- From continuing operations	$.27	$.22	$1.50	$.87
- From discontinued operations	(.03)	.08	.07	.19

Total diluted net income per share	$.24	$.30	$1.57	$1.06

Weighted average number of shares outstanding
- basic	23,723	25,715	24,521	26,046

- diluted	24,052	25,827	24,701	26,046

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

	May 1, 2004	May 3, 2003
Assets
Cash and cash equivalents	$73,713	$62,698
Accounts receivable, less allowances of $10,606 at May 1, 2004 and $24,269 at May 3, 2003	216,388	201,994
Merchandise inventories	105,472	119,979
Other current assets	13,581	17,993

Total current assets	409,154	402,664
Property and equipment, net of depreciation and amortization	62,124	55,733
Other assets, net	21,901	67,167

Total assets	$493,179	$525,564

Liabilities
Accounts payable	$129,776	$159,747
Debt, current portion	—	3,571
Other current liabilities	46,501	40,630

Total current liabilities	176,277	203,948
Debt, non-current	—	3,571
Other liabilities	9,449	9,199
Shareholders’ equity	307,453	308,846

Total liabilities and shareholders’ equity	$493,179	$525,564

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months Ended		Year Ended
	May 1, 2004 (13 Weeks)	May 3, 2003 (13 Weeks)	May 1, 2004 (52 Weeks)	May 3, 2003 (53 Weeks)
Net income	$6,494	$5,725	$36,932	$22,643
Interest income, net	(387)	(309)	(642)	(230)
Income tax expense	2,465	2,786	19,593	6,246
Depreciation expense	4,171	3,539	15,947	17,436
Recoupment of license advances	—	—	—	4,110
Impairment of subsidiary assets	—	—	—	33,100

Adjusted EBITDA*	$12,743	$11,741	$71,830	$83,305

Additions to property and equipment	$5,738	$5,173	$23,227	$16,751

License advances and acquired rights	—	—	—	$3,344

*	Adjusted EBITDA is computed as net income plus, net interest income, income tax expense, depreciation expense, recoupment of license advances and impairment of subsidiary assets.